UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Cardigant Medical, Inc.

(Name of Registrant as Specified In Its Charter)

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Cardigant Medical Inc.

1500 Rosecrans Avenue, Suite 500

Manhattan Beach, CA 90266

Telephone: (310) 421-8654

Dear Stockholders:

We are writing to advise you that the holders of a majority of our outstanding common stock have approved an amendment to our Certificate of Incorporation to effect a forward stock split of all of the outstanding shares of our common stock at a ratio of up to 2 for one (2.0:1) and an increase in the number of authorized common shares from 25,000,000 to 50,000,000 on a future date to be fixed by our Board of Directors, in their sole discretion (the "Amendment"). This action was approved on February 04, 2013 by our Board of Directors. In addition, our executive officers and directors who hold a majority of our issued and outstanding voting securities have approved this action by written consent in lieu of a special meeting effective February 05, 2013 in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about February 20, 2013.

Please feel free to call us at 310-421-8654 should you have any questions on the enclosed Information Statement.

For the Board of Directors of Cardigant Medical Inc.

By:	/s/ Jerett Creed
Jerett Creed, Chief Executive Officer

Cardigant Medical Inc.

1500 Rosecrans Avenue, Suite 500

Manhattan Beach, CA 90266

INFORMATION STATEMENT REGARDING ACTION

TAKEN BY WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Cardigant Medical Inc. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities granting our Board of Directors the authority for two things.

1.        To effect a forward stock split (the "Forward Split") of all of the outstanding shares of our common stock at a ratio of up to 2 for one (2.0:1) at any time prior to December 31, 2013.

2.       To increase our authorized shares (“Increase Shares”) of common stock from 25,000,000 to 50,000,000. The increase in authorized shares will only occur if the board elects to move forward with the forward stock split in any ratio.

If implemented, both the Forward Split and the Increase Shares will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the "Amendment”). These actions were approved by our Board of Directors on February 4, 2013 and on February 05, 2013, our executive officers and directors who hold approximately 96.3% of our issued and outstanding common stock also consented to this action by a written consent in lieu of a special meeting of stockholders in accordance with Delaware General Corporation Law.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting we utilized the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement, which was first mailed on or about February 20, 2013 to stockholders of record on January 20, 2013, is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of these actions and the entire costof furnishing this Information Statement will be borne by us.

OUR PRINCIPAL STOCKHOLDERS

At January 20, 2013 we had 11,532,371 shares of common stock issued and outstanding. Our voting securities are comprised of our common stock. The holders of our shares of common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders. The following table contains information regarding record ownership of our common stock as of January 20, 2013 held by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 1500 Rosecrans Avenue, St 500, Manhattan Beach, CA 90266. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount of Beneficial Ownership	% of Class

Jerett Creed [1]	11,001,500	94.4%
Ralph Sinibaldi, PhD [2]	89,212	0.0%
Jack Mott, CPA [3]	50,000	0.4%
Emerson Perin, MD, PhD[4]	30,000	0.3%
William Pinon[5]	35,000	0.3%
Scott Merz, PhD[6]	21,000	0.2%
All officers and directors as a group (six persons) [1,2,3,4,5,6]	11,226,712	96.3%

1    Mr. Creed is a member of our Board of Directors and our Founder, President & CEO. The number of shares beneficially owned by Mr. Creed includes:

•	11,001,500 shares of common stock owned by Mr. Creed, and

2    Dr. Sinibaldi is our Chief Scientific Officer. The number of shares beneficially owned by Dr. Sinibaldi includes:

•	39, 212 shares of common stock owned by Dr. Sinibaldi, and
•	50,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $1.05 per share.

3    Mr. Mott is our Chief Financial Officer. The number of shares beneficially owned by him includes:

•	50,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $1.05 per share.

4    Dr. Perin serves as our Chief Medical Officer. The number of shares beneficially owned by him includes:

•	30,000 shares of common stock owned by Dr. Perin.

5    Mr. Pinon is a member of our board of directors and serves as Chairman. The number of shares beneficially owned by him includes:

•	20, 000 shares of common stock owned by Mr. Pinon, and
•	15,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $1.05 per share.

6    Dr. Merz is a member of our board of directors. The number of shares beneficially owned by him includes:

•	12, 000 shares of common stock owned by Dr. Merz, and
•	9,000 shares of our common stock underlying Non-Qualified Options with an exercise price of $1.05 per share.

 THE FORWARD SPLIT

The Board of Directors has been granted the authority to effect a Forward Split of the outstanding shares of our common stock at a ratio of up to 2 for one (2.0:1) (the “Forward Split”). The Board of Directors has the authority to fix the exact ratio of the Forward Split and to implement the Forward Split at any time before the close of business on December 31, 2013. If the Board of Directors decides to implement the Forward Split, it will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware. The form of the Amendment is attached to this Information Statement as Exhibit A.

Purpose and Effect of Amendment.

Our common stock is currently not list on any exchange or quoted on the OTC Bulletin Board. We are contemplating the filing of a Form 15c-211 by a FINRA registered market maker in anticipation of having our shares quoted on the OTC Bulletin Board. Currently there would be approximately 650,000 shares of our common stock that would be freely tradable. This is a limited amount of shares in order for a robust trading market to develop. We believe that the Forward Split may provide greater liquidity for our shares in the event of an effective Form 15c-211 filing. However, given the early stage of development of our company, there are no assurances that the Forward Split, if implemented, will have the desired effect.

Our Board obtained stockholder approval for a split ratio of up to 2.0:1 rather than a fixed ratio in order to provide the Board with the flexibility to achieve the desired results of the Forward Split. The Board has the authority to implement the Forward Split only upon the Board’s determination that the Forward Split would be in our best interests at that time. In determining whether to proceed with the Forward Split and setting the exact ratio of the split, the Board of Directors may consider a number of factors, including market conditions, existing and expected trading prices of our common stock, our additional funding requirements and the number of authorized but unissued shares of our common stock.

If the Board decides to implement the Forward Split, it would set the record date and effective date for the Forward Split and select a specific ratio up to 2.0:1. No further action on the part of the stockholders is required to either implement or abandon the Forward Split. If the Board determines to implement the Forward Split, we will communicate to the public, prior to the effective date of the Forward Split, additional details regarding the Forward Split, including the specific ratio selected by the Board and provide notice that the number of authorized shares will be increased from 25,000,000 to 50,000,000.  If the Board does not implement the Forward Split prior to the close of business on December 31, 2013, the authority granted to it to implement the Forward Split and to increase the number of authorized shares will terminate. The Board reserves its right to elect not to proceed with the Forward Split if it determines, in its sole discretion, that it is no longer in our best interests.

The number of shares owned by each holder of common stock on the record date for the Forward Split will be proportionally increased based upon the ratio of the split, up to 2-fold. In addition, the number of shares of our common stock which will be issued and outstanding after the Forward Split will increase by up to 2-fold, depending upon the final ratio of the Forward Split.

Our authorized common stock will be 50,000,000 shares, par value $0.001 per share. Based upon 11,532,371 shares of our common stock outstanding at January 20, 2013, the following table reflects the approximate percentage increase in the number of outstanding shares of common stock, the approximate number of shares that would be outstanding as a result of the Forward Split and the approximate percentage those shares represents to our authorized common stock at various ratios:

Ratio of Forward Split	Approximate Percentage Increase in Outstanding Common Shares	Approximate Outstanding Shares After Forward Split	Approximate Percentage of Authorized Common Shares

2 for 1	200%	23,064,742	46.0%

If and when implemented, the Forward Split will also have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

•	The number of authorized shares of common stock will change not as a result of the split but as a result of the increase in authorized shares from 25,000,000 to 50,000,000
•	No scrip or fractional shares will be issued as a result of the Forward Split and any fractional shares which may be issuable will be rounded up to the nearest whole share,
•	The per share loss and net book value of our common stock will be decreased because there will be a greater number of shares of our common stock outstanding;
•	The par value of the common stock will remain $0.001 per share;
•

The stated capital on our balance sheet attributable to the common stock will be increased up to 2 times its present amount, based upon the ultimate ratio of the Forward Split, and the additional paid-in capital account will be debited with the amount by which the stated capital is increased; and

•

All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, up to 2 times of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the forward stock split, based upon the final ratio of the Forward Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Forward Split.

.

Certain Federal Income Tax Consequences

The Forward Split, if implemented, should not result in any recognition of gain or loss. The holding period of the additional shares of our common stock to be issued as a result of the Forward Split (the "New Shares") will include the stockholder’s holding period for the corresponding original shares owned prior to the Forward Split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the Forward Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Forward Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the Forward Split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the Forward Split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

No Dissenter’s Rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Forward Split.

  THE INCREASE SHARES

                In the event that the board elects to move forward with the forward split at the full 2:1 ratio, the Company will have utilized approximately 92% of it authorized shares. The Board of Directors believes that it is desirable to have additional authorized shares of common stock available for other possible future financings and other general corporate purposes.  The Company's Board of Directors  believes that having such  additional  authorized  shares of common  stock  available  for  issuance  in the future  should  give the Company greater  flexibility  and may allow such shares to be issued without the expense and  delay  of a  special  shareholders'  meeting.  Although such issuance of additional shares with respect to future financings or other corporate matters would dilute existing shareholders, the Company believes that such transactions would increase the value of the Company to its shareholders. The Company does not currently have any plans or arrangements to utilize any of the additional authorized shares if increased. If the Board of Directors approved the Forward Split, the number of authorized shares of common stock will be increased from 25,000,000 to 50,000,000 by amendment to the Company’s Articles of Incorporation. Such amendment is included in Exhibit A.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov/edgar.shtml. You may also read and copy any document we file with the SEC at its public reference facilities.

By:	/s/ Jerett Creed
Jerett Creed, Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

CARDIGANT MEDICAL INC.

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of Cardigant Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: That at the effective time of this amendment, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a [INSERT NUMBER] for one (1) forward split with all fractional shares rounded to the nearest whole share. The effective time of this amendment shall be the close of business on __________, 2013.

RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOURTH so that, as amended, said Article shall be and read as follows: The total number of shares of stock that the corporation shall have authority to issue is 50,000,000 shares at $0.001 par value.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated February 04, 2013 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated February 05, 2013 of the holders of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of _________, 2013.

CARDIGANT MEDICAL INC.

By:	/s/
Jerett Creed, Chief Executive Officer